Exhibit 99.1

May 21, 2012
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $527 million for the quarter ended May 4, 2012, a 14.3 percent increase over the same period a year ago.  Diluted earnings per share increased 26.5 percent to $0.43 from $0.34 in the first quarter of 2011.

Sales for the quarter increased 7.9 percent to $13.2 billion from $12.2 billion in the first quarter of 2011.

Lowe’s fiscal year ends on the Friday nearest the end of January; therefore, fiscal year 2011 included 53 weeks.  The 2012 quarterly comparisons will be impacted by a shift in comparable weeks.  The week shift aided the first quarter sales increase by $514 million or 4.2 percent, and contributed approximately $0.05 to the diluted earnings per share growth.

Included in the above reported results is a charge related to a previously announced reduction in staff at U.S. headquarters.  This charge reduced pre-tax earnings for the first quarter by $17 million and diluted earnings per share by $0.01.

Comparable store sales for the quarter increased 2.6 percent, while comparable store sales for the U.S. business increased 2.7 percent.

“We delivered solid results for the quarter, consistent with our expectation at the beginning of the year,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “While we capitalized on better than anticipated weather during most of the quarter, demand for seasonal products slowed toward the end.

“We continue to maintain a cautious view of the housing and macro demand environment, and are focused on what we can control,” Niblock added.  “We are building on our core strengths and strategically investing in ways that will better position Lowe’s for success.  I would like to express my gratitude to our employees for their continued dedication and customer focus.”

As of May 4, 2012, Lowe’s operated 1,747 stores in the United States, Canada and Mexico representing 196.7 million square feet of retail selling space.

A conference call to discuss first quarter 2012 operating results is scheduled for today (Monday, May 21) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s First Quarter 2012 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until August 19, 2012.

Lowe’s Business Outlook

Fiscal Year 2012 – a 52-week Year (comparisons to fiscal year 2011 – a 53-week year)
•	Total sales are expected to increase 1 to 2 percent. On a 52 versus 52 week basis, total sales are expected to increase approximately 3 percent.
•	The company expects comparable store sales to increase 1 to 3 percent (52 versus 52 week basis).
•	The company expects to open approximately 10 stores in fiscal year 2012.
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 90 basis points.
•	Depreciation expense is expected to be approximately $1.5 billion.
•	The effective income tax rate is expected to be approximately 37.9%.
•	Diluted earnings per share of $1.73 to $1.83 are expected for the fiscal year ending February 1, 2013.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, shareholder value, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) to maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2011 sales of $50.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,745 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 4, 2012		April 29, 2011
Current Earnings	Amount	Percent	Amount	Percent
Net sales	$13,153	100.00	$12,185	100.00

Cost of sales	8,589	65.30	7,866	64.56

Gross margin	4,564	34.70	4,319	35.44

Expenses:

Selling, general and administrative	3,241	24.65	3,120	25.60

Depreciation	370	2.81	371	3.05

Interest - net	103	0.78	88	0.72

Total expenses	3,714	28.24	3,579	29.37

Pre-tax earnings	850	6.46	740	6.07

Income tax provision	323	2.45	279	2.28

Net earnings	$527	4.01	$461	3.79

Weighted average common shares outstanding - basic	1,206		1,324

Basic earnings per common share (1)	$0.43		$0.35

Weighted average common shares outstanding - diluted	1,208		1,328

Diluted earnings per common share (1)	$0.43		$0.34

Cash dividends per share	$0.14		$0.11

Retained Earnings
Balance at beginning of period	$15,852		$17,371
Net earnings	527		461
Cash dividends	(165)		(145)
Share repurchases	(1,657)		(972)
Balance at end of period	$14,557		$16,715

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $524 million for the three months ended May 4, 2012 and $458 million for the three months ended April 29, 2011.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 4, 2012		April 29, 2011
	Amount	Percent	Amount	Percent
Net earnings	$527	4.01	$461	3.79

Foreign currency translation adjustments	7	0.05	31	0.25

Net unrealized investment gains	-	0.00	1	0.01

Other comprehensive income	7	0.05	32	0.26

Comprehensive income	$534	4.06	$493	4.05

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		May 4, 2012	April 29, 2011	February 3, 2012
Assets

Current assets:
Cash and cash equivalents		$3,072	$1,496	$1,014
Short-term investments		161	345	286
Merchandise inventory - net		9,786	9,661	8,355
Deferred income taxes - net		279	232	183
Other current assets		330	239	234

Total current assets		13,628	11,973	10,072

Property, less accumulated depreciation		21,821	22,060	21,970
Long-term investments		710	1,209	504
Other assets		1,049	642	1,013

Total assets		$37,208	$35,884	$33,559

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$593	$38	$592
Accounts payable		6,977	6,694	4,352
Accrued compensation and employee benefits		492	557	613
Deferred revenue		881	970	801
Other current liabilities		2,053	1,662	1,533

Total current liabilities		10,996	9,921	7,891

Long-term debt, excluding current maturities		9,018	6,538	7,035
Deferred income taxes - net		412	498	531
Deferred revenue - extended protection plans		716	650	704
Other liabilities		863	818	865

Total liabilities		22,005	18,425	17,026

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
May 4, 2012	1,187
April 29, 2011	1,318
February 3, 2012	1,241	594	659	621
Capital in excess of par value		-	-	14
Retained earnings		14,557	16,715	15,852
Accumulated other comprehensive income		52	85	46

Total shareholders' equity		15,203	17,459	16,533

Total liabilities and shareholders' equity		$37,208	$35,884	$33,559

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 4, 2012	April 29, 2011
Cash flows from operating activities:
Net earnings	$527	$461
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	396	397
Deferred income taxes	(230)	(43)
Loss on property and other assets - net	19	9
Loss on equity method investments	15	2
Share-based payment expense	25	30
Net changes in operating assets and liabilities:
Merchandise inventory - net	(1,432)	(1,329)
Other operating assets	(65)	104
Accounts payable	2,625	2,339
Other operating liabilities	587	453
Net cash provided by operating activities	2,467	2,423

Cash flows from investing activities:
Purchases of investments	(708)	(627)
Proceeds from sale/maturity of investments	627	554
Property acquired	(337)	(313)
Change in equity method investments - net	(70)	(32)
Proceeds from sale of property and other long-term assets	29	5
Other - net	(11)	2
Net cash used in investing activities	(470)	(411)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	1,984	-
Repayment of long-term debt	(10)	(9)
Proceeds from issuance of common stock under share-based payment plans	53	15
Cash dividend payments	(174)	(149)
Repurchase of common stock	(1,789)	(1,031)
Other - net	(4)	3
Net cash provided by (used in) financing activities	60	(1,171)

Effect of exchange rate changes on cash	1	3

Net increase in cash and cash equivalents	2,058	844
Cash and cash equivalents, beginning of period	1,014	652
Cash and cash equivalents, end of period	$3,072	$1,496